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                                                                     Exhibit 3.2

                       RESTATED ARTICLES OF INCORPORATION
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                             OF TRITON SYSTEMS, INC.
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     Pursuant to the provisions of Section 79-4-10.07 of the Mississippi
Business Corporation Act (the "Act"), the undersigned corporation adopts the following Restated Articles of Incorporation:

                                   ARTICLE I.

     The name of the corporation of is TRITON SYSTEMS, INC. (the "Corporation").

                                   ARTICLE II.

     The name and address of the registered agent of the corporation is Frank J. Wilem, Jr., 522 East Railroad Street, Long Beach, Mississippi 39560.

                                  ARTICLE III.

     The registered office of the corporation is 522 East Railroad Street, Long Beach, Mississippi 39560.

                                   ARTICLE IV.

     The aggregate number of shares of capital stock that the Corporation shall have the authority to issue is Forty-Five Million (45,000,000), consisting of Five Million (5,000,000) shares of Preferred Stock (the "Preferred Stock"), and Forty Million (40,000,000) shares of Common Stock, par value $.01 per share (the "Common Stock").

                                   ARTICLE V.

     The preferences, limitations and relative rights of the shares of each class are as follows:

     A. PREFERRED STOCK. The Preferred Stock shares shall be entitled to such preferences in the distribution of dividends and assets, and shall be divided into such series, as the Board of Directors of the Corporation shall determine, with full authority in the Board of Directors to determine, prior to issuance, from time to time, the relative preferences, limitations and relative rights of the shares of any of series of Preferred Stock, with respect to par value, if any, dividends, redemption, payments on liquidation, sinking fund provisions, conversion privileges, and voting rights.



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     B. COMMON STOCK.
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          1. RIGHTS. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

          2. DIVIDENDS. From and after the date of issuance, the holders of outstanding shares of the Common Stock shall be entitled to receive dividends on the shares of the Common Stock when, as and if declared by the Board of Directors, out of funds legally available for such purpose and subject to any preferential dividend rights of any then outstanding Preferred Stock. All holders of shares of the Common Stock shall share ratably, in accordance with the numbers of shares held by each such holder, in all dividends or distributions on shares of the Common Stock payable in cash, in property or in securities of the Corporation.

          3. LIQUIDATION. Subject to any preferential rights of any then outstanding Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of shares of the Common Stock shall be entitled to share ratably, in accordance with the number of shares held by each such holder, in all of the assets of the Corporation available for distribution to the holders of shares of the Common Stock.

          4. VOTING RIGHTS. The holders of shares of the Common Stock shall be entitled to one vote for each share of the Common Stock held of record by such holder at all meetings of shareholders (and written actions in lieu of meetings). There shall be no cumulative voting.

          5. DISTRIBUTION. For purposes of determining the Corporation's ability to declare or pay dividends on, or purchase, redeem or otherwise acquire, or make distributions on, the Common Stock, the Corporation need not give effect to the amount that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

                                   ARTICLE VI.

     The period of existence of the Corporation is perpetual.

                                  ARTICLE VII.

     The purpose of the Corporation is to engage in any lawful business permitted by Mississippi law.



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                                  ARTICLE VIII.

     The provisions of the Mississippi Shareholder Protection Act, [section]79-25-1 through [section]79-25-9 of the Mississippi Code of 1972, as now in effect or as hereafter amended, shall apply to the Corporation as if the Corporation were a "Corporation" as defined in that statute. The Corporation elects to be subject to the provisions of the Mississippi Control Share Act, [section]79-27-1 through [section]79-27-11 of the Mississippi Code of 1972, as now in effect or as hereafter amended, and that statute shall apply to the Corporation as if the Corporation were an "issuing public corporation" as defined in that statute.

                                   ARTICLE IX.

     A. Directors of the Corporation shall have no liability to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for:

          1. The amount of a financial benefit received by a director to which he is not entitled;

          2. An intentional infliction of harm on the Corporation or the shareholders;

          3. A violation of Section 79-4-8.33 of the Act; or

          4. An intentional violation of criminal law.

     B. The Corporation shall indemnify a director for liability (as defined in Section 79-4- 8.50 of the Act) to any person for any action taken, or any failure to take any action, as a director, except liability for:

          1. Receipt of a financial benefit to which he is not entitled;

          2. An intentional infliction of harm on the Corporation or its shareholders;

          3. A violation of Section 79-4-8.33 of the Act; or

          4. An intentional violation of criminal law.

     C. If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of the provisions of this Article IX by the shareholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


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                                   ARTICLE X.

     A. The Corporation shall indemnify, and upon request shall advance expenses prior to final disposition of a proceeding to, any person (or the estate or personal representative of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred in the action, suit or proceeding: (a) to the full extent permitted by Section 79-4-8.51 of the Act, and (b) despite the fact that such person has not met the standard of conduct set forth in Section 79-4-8.51(a) of the Act or would be disqualified for indemnification under Section 79-4-8.51(d) of the Act, if a determination is made by a person or persons enumerated in Section 79-4-8.55(b) of the Act that (i) the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, (ii) the acts or omissions of the director did not constitute gross negligence or willful misconduct, and (iii) the Corporation is not precluded from providing indemnification for such acts or omissions under Section 79-4-2.02 of the Act. A request for reimbursement or advancement of expenses prior to final disposition of the proceeding need not be accompanied by the affirmation required by Section 79-4-8.53(a)(1) of the Act, but the remaining provisions of Section 79-4-8.53 of the Act shall be applicable to any such request. The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her.

     B. The right to indemnification and advancement of expenses set forth in Subsection (a) of this Article X are intended to be more extensive than those which are provided for with respect to the permissive indemnification in the Act, are contractual between the Corporation and the person being indemnified, and the heirs, executors and administrators of such person, and in this respect are mandatory, notwithstanding a person's failure to meet the standard of conduct required for permissive indemnification under the Act, as amended from time to time. The rights to indemnification and advancement of expenses set forth in Subsection (a) of this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancements of expenses may be entitled or granted by law, these Restated Articles of Incorporation, the bylaws, a resolution of the Board of Directors, a vote of the shareholders of the Corporation, or an agreement with the Corporation, which means of indemnification and advancement of expenses are hereby specifically authorized. Any repeal or modification of the provisions of this Article X shall not affect any obligations of the Corporation or any rights regarding indemnification and advancement of expenses of a director, officer, employee or agent with respect to any threatened, pending or completed action, suit or proceeding for which indemnification or the advancement of expenses is requested, in which the alleged cause of action accrued at any time prior to such repeal or modification. If an amendment to the Act hereafter limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent

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mandated by law and only to activities of persons subject to indemnification under this Article X which occur subsequent to the effective date of such amendment.

     C. If this Article X or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee or agent of the Corporation as to any liability incurred or other amounts paid in with respect to any proceeding, including, without limitation, a grand jury proceeding and any proceeding by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article X that shall not have been invalidated, by the Act, or by any other applicable law. Unless the context otherwise requires, terms used in this Article X shall have the meanings given in Section 79-4-8.50 of the Act.

                                   ARTICLE XI.

     The Board of Directors of the Corporation shall consist of such number of members not less than one (1) nor more than fifteen (15), the exact number to be fixed and determined from time to time by resolution of a majority of the Board of Directors. If at any time the number of members of the Board of Directors is fixed at nine (9) or more, then the Board of Directors may, upon the unanimous resolution of the Board of Directors, be divided into three (3) classes, of as nearly equal size as possible, designated by the Board of Directors. The terms of the directors elected prior to the first annual meeting of shareholders occurring after the date of effectiveness of these Restated Articles of Incorporation shall be filled as specified in the Bylaws of the Corporation. At each annual meeting of shareholders, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the next succeeding annual meeting after their election, unless the Board of Directors has determined to divide the Board into three (3) classes as provided above, in which case directors shall be elected to serve three year terms. Any vacancy arising from the earlier retirement of a director may be filled by vote of the remaining directors or the shareholders, and the term of any such director shall be for the balance of the term of the retiring director's class. A vote of at least eighty percent (80%) of the outstanding voting stock of the Corporation is required to increase the maximum number of the members of the Board of Directors if the Board of Directors does not recommend an increase in the maximum number of members of the Board. The minimum and maximum number of directors may be changed only by the affirmative vote of a majority of the outstanding voting stock of the Corporation.

     The Shareholders may remove one or more directors only for cause.

                                  ARTICLE XII.

     Special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time be (a) the Board of Directors; (b) the Chairman of the Board of Directors (if one is so appointed); (c) the President of the Corporation or the Chief Executive Officer of the Corporation (if one is so appointed); or (d) by the holders of not less than fifty percent (50%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting,

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if such shareholders sign, date and deliver to the Secretary of the Corporation one or more written demands for the meeting describing the purposes for which it is to be held. Special meetings of the shareholders of the Corporation may not be called by any other person or persons.

     At any special meeting of shareholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been set forth in the notice of such special meeting.




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